CO-OPERATION AGREEMENT


This Agreement is entered into on this 17th day of November 1999, by and between:

         Nexland Inc., a corporation organized and existing under the laws of France, having its principal offices at 20801 Biscayne Blvd., Suite 414, Miami, Florida 33180 (hereinafter referred to as "Nexland")

And

         Smerwick Ltd. Taiwan Branch, the Taiwan branch office of a corporation organized and existing under the laws of Hong Kong, having its principal office at 6Fl., No.236, Tun Hwa North Road, Taipei, Taiwan R.O.C. (hereinafter referred to as "Smerwick", and together with Nexland, the Parties.

WHEREAS, Nexland wishes to engage in the design and marketing of networking and communication equipment and accessories ("the Products").

WHEREAS, Smerwick has sizable experience in the manufacturing follow-up, quality control, and export of the Products.

WHEREAS, Nexland wishes to co-operate with Smerwick so as benefit from Smerwick's experience and services in the above fields and Smerwick is willing to provide such services to Nexland.

NOW, THEREFORE, it is hereby agreed as follows:


ARTICLE 1         Subject Matter of Agreement

Smerwick hereby agrees to render to Nexland, and Nexland agrees to engage Smerwick to render services under the terms and conditions specified herein.


ARTICLE 2         Scope of Services

         2.1 The services to be rendered by Smerwick to Nexland pursuant to this Agreement shall include the services specified in Article
                  2.2 herein that shall be performed by Smerwick in Taiwan,
                  R. O. C.

         2.2      Smerwick shall provide the following services to Nexland:

         2.2.1    Manufacturing coordination and follow up;

         2.2.2    Inspection of products;


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         2.2.3    Consolidation and organization of shipments;

         2.2.4    Export handling.


ARTICLE 3   No Partnership

Nothing in this Agreement shall constitute or be construed to constitute or tend to establish a partnership between Smerwick and Nexland. The relationship of the Parties hereunder shall solely be that of a service provider and service purchaser.

ARTICLE 4   Exclusivity

During the term of this Agreement and for a period of one year after the termination of this Agreement, Smerwick shall not render similar services to any other person or entity that designs, distributes, and or markets products similar to Nexland's products.

ARTICLE 5   Standard of Services

Smerwick shall exercise all professional and reasonable skill, care and diligence in rendering the services set out above.

ARTICLE 6   Cofidentiality

Smerwick recognizes and acknowledges that during the course of rendering its services to Nexland, it will have access to or may become aware of certain confidential business and technical information of Nexland including without limitation, certain confidential and proprietary information relating to the designing, development, construction and marketing of the Products. Smerwick agrees that it shall at all times maintain the confidentiality of the information of the Company and that it shall refrain from disclosing any such information to the disadvantage of Nexland.

ARTICLE 7   Support by Nexland

Nexland shall furnish Smerwick information and data that will allow Smerwick to timely and properly render its services.

ARTICLE 8   Remuneration

In consideration of the services rendered hereunder by Smerwick, and in order to cover Smerwick's expenses (customs broker's fees, export costs, consolidation expenses, administration expenses), Nexland shall pay Smerwick a remuneration corresponding to three percent (3%) of the amount of the invoices issued against Nexland for the Products

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ARTICLE 9   Taxes and Dues

Either Party shall bear taxes and dues to accrue in the country where it conducts its business activities. Either Party hereby undertakes to provide the other Party relevant assistance in the event that said other Party submits a request to the tax authorities so as to minimize its tax exposure in accordance with applicable laws and regulations.


ARTICLE 10  Force Majeure

Neither Party shall be held responsible for any delay or failure in performance hereunder caused by acts of God or other causes beyond said Party's control and without said Party's fault or negligence.


ARTICLE 11  Notices

All notices to be given hereunder shall be sent by registered mail or hand delivered addressed to the Party to whom directed, or hand delivered, at the addresses indicated below:

if to Nexland:                      20801 Biscayne Blvd., Suite 414,
                                    Miami, Florida 33180
                                    Attention: Mr. Greg Levine

if to Smerwick:                     6Fl., No.236, Tun Hwa North Road,
                                    Taipei, Taiwan R.O.C.
                                    Attention: Mr. Laurent Solomon.

or at such other address as such Party may from time to time designate in writing in accordance with the terms of this Article 9.

ARTICLE 12  Entire Agreement

This Agreement incorporates the entire understanding reached between the Parties with regard to the services to be rendered hereunder. Any amendment, supplement, alteration or modification to this Agreement must be made in writing in order to be effective.

ARTICLE 13  Language

Communication between the Parties pursuant to this Agreement shall be in English

ARTICLE 14  Assignment


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No Party shall be entitled to assign this Agreement or any part thereof without the prior approval of the other Party.

ARTICLE 15  Termination

Either Party may terminate this Agreement upon thirty (30) days written notice to the other, sent in accordance with Article 9.


ARTICLE 16  Applicable Law / Jurisdiction

All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules, such arbitration to take place in Paris, France.


IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement in two original duplicates on the day and year first above written, with each party retaining a duplicate.


                       Smerwick Ltd. Taiwan Branch,
                       a Hong Kong corporation


                       By:  /S/ Laurent Solomon
                           ---------------------------------
                           Name: Laurent Solomon
                           Title: Branch Manager


                       Nexland, Inc.,
                       a Florida corporation


                       By: /s/ Greg Levine
                           -----------------------------------
                           Name: Greg Levine
                           Title:  President